Exhibit 10.3

Summary Employment Term Sheet

Employee Name:	Geoff Grauer (“Employee”)

Employer:	mGage, LLC or any subsidiary, affiliate or successor that may employ Employee from time to time (the “Company”)

Location:	Virtual – [****]

Position/Title:	Vice President, Operations & Security

Effective Date:	June 10, 2020

Reports To:	Jim Barnes, Global CTO

Term:	Employment with the Company is not subject to any contract and is, therefore, considered to be “at will.” Employee or the Company may terminate employment at any time, with or without cause.

Base Salary:	$9,615.38 paid bi-weekly (equivalent to $250,000 on an annualized basis)

Target Bonus:	Employee’s target bonus is 20% of the annual base salary, prorated from the Employee’s effective date. The bonus will be paid at the direction of the Company CEO and Chairman, upon his/her determination, in his/her sole discretion, of the extent to which the Company’s calendar year operating targets have been met. The amount of the bonus, if any, will be paid in a lump sum, on a date determined by the Company, in the calendar year immediately following the calendar year to which the bonus relates.

Employee Benefits:	Employee is entitled to continue to participate in all employee benefit plans and programs based on his state of residence at a level commensurate with Employee’s title and salary band. Such plans and programs may include medical, dental and vision insurance, short and long-term disability insurance, life insurance and a Defined Contribution (401(k)) Plan, all subject to standard Employee contributions.

Paid Time Off:	Employee will not accrue any paid time off (PTO); rather, Employee will participate in the Company’s time off program covering Company employees of Employee’s title.

Confidentiality, Non-Competition, and Non-Solicitation:	Employee will continue to be bound by the Agreement dated December 30, 2014 that establishes Employee’s confidentiality, non-competition and non-solicitation obligations with respect to the Company.

Confidential	Employee Initials:

Severance Benefits:	If the Company terminates Employee’s employment without “cause” (as defined below), the severance payments and benefits, if any, will be paid as follows, provided the employee has executed and delivered a general waiver and release of claims agreement in the Company’s customary form (a “Release”), and such Release is no longer subject to revocation, if applicable, within 60 days following of the employee’s separation from service with the Company:

(i) The aggregate amount of continued base salary for 6 months will be paid in a lump sum payable following the effective date of the Release; provided that to the extent the payment of such amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment shall be made on the 60th day following the employee’s separation from service with the Company;

(ii) the employee will be paid, following the effective date of the Release, an amount in a lump sum equal to: (i) the monthly COBRA premium rate for continued coverage for Employee and his/her eligible dependents under all Company group health benefit plans in which Employee and dependents were entitled to immediately prior to the effective date of the termination, multiplied by (ii) 6 months; provided that to the extent the payment of such amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment shall be made on the 60th day following the employee’s separation from service with the Company; and

(iii) The prorated amount of the employee’s bonus, if any, (such amount to be determined by the CEO and Chairman in his/her discretion) will constitute a separate payment and will be paid in a lump sum in the calendar year following the year in which the employee’s separation from service with the Company occurs, and in no event later than April 30th of such year.

The Company will have “cause” to terminate Employee’s employment upon:

(i) Employee’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

Confidential	Employee Initials:

(ii) Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof);

(iii) a willful failure to substantially perform such duties as are reasonably assigned to Employee by the Company; or

(iv) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities to the Company.

Section 409A:	The intent of the parties is that payments and benefits under the term sheet comply with Section 409A and, accordingly, to the maximum extent permitted, the term sheet shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt such amendments to the provisions of the term sheet or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of the term sheet providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the term sheet, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Notwithstanding any other payment schedule provided in the term sheet to the contrary, if the employee is deemed on the date of separation of service to be a “specified employee” within the meaning of Section 409A, then, with regard to any payment that is considered “deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the

Confidential	Employee Initials:

6-month period measured from the date of such employee’s separation from service and (y) the date of the employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed hereunder (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the employee in a lump sum, and all remaining payments due under the term sheet shall be paid or provided in accordance with the normal payment dates specified for them herein.

In no event shall any payment under the term sheet that constitutes “deferred compensation” for purposes of Section 409A be offset by any other payment pursuant to the term sheet or otherwise.

Confidential	Employee Initials: